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                                                                    EXHIBIT 12.1

                        THERMADYNE HOLDINGS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



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
                                                                                                                          Eleven
                                                                 Years ended December 31,                               months ended
                                          ----------------------------------------------------------------------        December 31,
                                               1998             1997                 1996                1995               1994
                                          -----------         ---------           ----------         -----------        ------------
Earnings (loss):
Income (loss) from continuing
  operations before income taxes
  and extraordinary item                  $   (34,760)        $  28,544           $  (63,473)        $  (123,330)        $  (80,805)
Fixed charges                                  68,027            50,031               50,887              48,315             45,364
                                          -----------         ---------           ----------         -----------         ----------
  Earnings (loss)                         $    33,267         $  78,575           $  (12,586)        $   (75,015)        $  (35,441)
                                          ===========         =========           ==========         ===========         ==========


Fixed charges:
Interest expense                          $    62,151         $  45,325           $   45,655         $    41,269         $   39,124
Amortization of deferred financing              2,700             1,587                2,711               4,860              4,207
  costs
Rent expense                                    3,176             3,119                2,521               2,186              2,033
                                          -----------         ---------           ----------         -----------         ----------
  Fixed charges                           $    68,027         $  50,031           $   50,887         $    48,315         $   45,364
                                          ===========         =========           ==========         ===========         ==========

Ratio of earnings to fixed charges                0.5               1.6                  N/A                 N/A                N/A
                                          ===========         =========           ==========         ===========         ==========

Deficiency of earnings available
  to cover fixed charges                  $   (34,760)              N/A           $  (63,473)        $  (123,330)        $  (80,805)
                                          ===========         =========           ==========         ===========         ==========
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